Exhibit 99.1

Pep Boys Reports First Quarter 2009 Results

- Net Earnings Up 133% -

PHILADELPHIA — June 8, 2009 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen weeks (first quarter) ended May 2, 2009.

Sales

Sales for the thirteen weeks ended May 2, 2009 were $496.5 million, as compared to $498.0 million for the thirteen weeks ended May 3, 2008.  Comparable Sales decreased 0.3%, including a 1.3% comparable merchandise sales decrease and a 3.8% comparable service revenue increase.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Re-categorizing Sales into the respective lines of business from which they are generated, comparable Service Center Revenue (labor plus installed merchandise and tires) increased 3.3% and comparable Retail Sales (DIY and Commercial) decreased 3.3%.  First quarter 2008 sales included $5.1 million in clearance sales of de-emphasized complementary merchandise.

Earnings

Earnings From Continuing Operations Before Income Taxes increased to $20.0 million for the first quarter of fiscal 2009 from the $9.4 million recorded in the same period last year.  Net Earnings increased to $10.9 million ($0.21 per share - basic and diluted) for the first quarter of fiscal 2009 from the $4.7 million ($0.09 per share - basic and diluted) recorded in same period last year.  The first quarter 2009 results include a $6.2 million gain resulting from bond repurchases.  The first quarter 2008 results included a $2.9 million gain resulting from bond repurchases and a $5.5 million Net Gain from Dispositions of Assets resulting from sale leaseback transactions.

Commentary

“We are pleased with our progress and our first quarter results,” said CEO Mike Odell.  “As our turnaround continues, we will build upon this momentum in the second quarter and throughout 2009.  Our television and radio promotions continue to drive customer traffic and sales in our core categories and our expense reductions are making us profitable.”

“Our disciplined approach towards category management and spending reduced our Total Cost of Revenue as a percentage of sales by 40 basis points and our SG&A costs by 210 basis points in Q1 2009 vs. Q1 2008,” remarked CFO Ray Arthur.  “In the first quarter, we also capitalized on our strong liquidity position by repurchasing almost $17 million of the Company’s senior subordinated notes for an average purchase price of 63 cents on the dollar.”

Pep Boys has approximately 6,000 service bays within over 560 retail stores located in 35 states and Puerto Rico. Along with its full-service vehicle maintenance and repair capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800-PEP-BOYS or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the first quarter will be broadcast live on Tuesday, June 9 at 8:30 a.m. ET over the Internet at the Vcall Web site, located at http://www.investorcalendar.com.  To listen to the call live, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of June 9 on Pep Boys’ Web site at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Ray Arthur, 215-430-9720

Media Contact: Peter Robinson, 215-430-9553
Internet: http://www.pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	May 2, 2009	May 3, 2008

Total Revenues	$496,488,000	$498,043,000

Net Earnings From Continuing Operations	$11,063,000	$5,291,000

Basic Earnings Per Share:
Average Shares	52,333,000	52,063,000

Net Earnings	$0.21	$0.09

Diluted Earnings Per Share:
Average Shares	52,376,000	52,170,000

Net Earnings	$0.21	$0.09